Exhibit 10.2

BGC GROUP, INC.

INCENTIVE BONUS COMPENSATION PLAN

(EFFECTIVE JULY 1, 2023)

1. Purpose. BGC Group, Inc., a Delaware corporation (the “Company”) maintains the BGC Group, Inc. Incentive Bonus Compensation Plan (the “Plan”) to attract, retain and reward key employees of the Company and its subsidiaries by providing them with the opportunity to earn bonus awards that are based upon the achievement of specified performance goals.

The Plan was previously maintained by BGC Partners, Inc. (“BGC Partners”) and was amended, restated, assumed and adopted by the Company, and renamed the BGC Group, Inc. Incentive Bonus Compensation Plan, effective as of the time at which the transactions (the “Corporate Conversion”) contemplated by the Corporate Conversion Agreement, dated as of November 15, 2022, as amended from time to time (the “Corporate Conversion Agreement”), by and among the Company, BGC Partners, BGC Holdings, L.P., BGC GP, LLC, general partner of BGC Holdings, L.P., BGC Partners II, Inc., BGC Partners II, LLC, BGC Sub, LLC and Cantor Fitzgerald, L.P., occurred (the “Effective Time”).

2. Definitions. As used in the Plan, the following terms shall the meanings set forth below:

(a) “Board” shall mean the Board of Directors of the Company as constituted from time to time.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(c) “Committee” shall mean the committee of the Board consisting solely of two or more non-employee directors designated by the Board as the committee responsible for administering and interpreting the Plan.

(d) “Company” shall mean BGC Group, Inc., a corporation organized under the laws of the State of Delaware, and any successor thereto.

(e) “GAAP” shall mean United States generally accepted accounting principles.

(f) “Individual Award Opportunity” shall mean the performance-based award opportunity for a given Participant for a given Performance Period as specified by the Committee, which may be expressed in dollars or on a formula basis that is consistent with the provisions of the Plan.

(g) “Negative Discretion” shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate, or reduce the value of, a bonus award otherwise payable to a Participant for a given Performance Period, provided that, in no event shall any discretionary authority granted to the Committee by the Plan, including, but not limited to, Negative Discretion, be used (i) to provide for an award under the Plan in excess of the value payable based on actual performance versus the applicable performance goals for the Performance Period in question, or in excess of the individual award limit maximum value specified in Section 6(b) below, or (ii) to increase the value otherwise payable to any other Participant.

(h) “Participant” shall mean, for any given Performance Period with respect to which the Plan is in effect, each key employee of the Company (including any subsidiary, operating unit or division) who is designated as a Participant in the Plan for such Performance Period by the Committee pursuant to Section 4 below.

(i) “Performance Period” shall mean any period for which performance goals are set under Section 5 and during which performance shall be measured to determine whether such goals have been met for purposes of determining whether a Participant is entitled to payment of a bonus under the Plan. A Performance Period may be coincident with one or more fiscal years of the Company, or a portion thereof and may include any outstanding Performance Period at the Effective Time of the Corporate Conversion.

(j) “Plan” shall mean the BGC Group, Inc. Incentive Bonus Compensation Plan as set forth in this document, and as further amended from time to time.

3. Administration.

(a) General. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law and regulation, and in addition to any other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have the full power and authority, after taking into account, in its sole and absolute discretion, the recommendations of the Company’s senior management:

(i) to designate the Participants in the Plan and the Individual Award Opportunities and/or, if applicable, bonus pool award opportunities for such Performance Period;

(ii) to designate and thereafter administer the performance goals and other award terms and conditions that are to apply under the Plan for such Performance Period;

(iii) to determine and certify the bonus award value earned for any given Performance Period, based on actual performance versus the performance goals for such Performance Period, after making any permitted Negative Discretion adjustments;

(iv) to decide whether, under what circumstances and subject to what terms bonus payouts are to be paid on a deferred basis, including, but not limited to, automatic deferrals at the Committee’s election as well as elective deferrals at the election of Participants, in each case after having considered the applicable requirements of Section 409A of the Code;

(v) to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan;

(vi) to interpret and administer the terms and provisions of the Plan and any Individual Award Opportunity (including reconciling any inconsistencies, correcting any defaults and addressing any omissions in the Plan or any related instrument or agreement); and

(vii) to otherwise supervise the administration of the Plan.

(b) Binding Nature of Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions made under or with respect to the Plan or any Individual Award Opportunity shall be within the sole and absolute discretion of the Committee, and shall be final, conclusive and binding on all persons, including the Company, any Participant, and any beneficiary or other person having, or claiming, any rights under the Plan.

(c) Other. No member of the Committee shall be liable for any action or determination (including, but not limited to, any decision not to act) made in good faith with respect to the Plan or any Individual Award Opportunity.

4. Plan Participation.

For any given Performance Period, the Committee, in its sole and absolute discretion, shall designate those key employees of the Company (including its subsidiaries, operating units and divisions) who shall be Participants in the Plan for such Performance Period.

5. Performance Goals.

(a) Setting of Performance Goals. For a given Performance Period, the Committee shall set one or more objective target performance goals for each Participant and/or each group of Participants and/or each bonus pool (if any). Such goals may be based on or take into consideration corporate-wide or subsidiary, division or operating unit financial, or other strategic measures including (but not limited to) one or more of the following:

(i) pre-tax or after-tax net income,

(ii) pre-tax or after-tax operating income,

(iii) total or gross revenue or similar items,

(iv) profit, earnings or other margins,

(v) stock price, dividends and/or total stockholder return,

(vi) EBITDA measures,

(vii) cash flow(s),

(viii) market share,

(ix) pre-tax or after-tax earnings per share,

(x) pre-tax or after-tax operating earnings per share,

(xi) expenses,

(xii) return on investment or equity,

(xiii) environmental, social and governance, sustainability, or similar criteria, or

(xiv) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, or geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures, or divestitures or any combination thereof or similar objectives or criteria as determined by the Committee.

Each such goal may be expressed on an absolute and/or relative basis (including constant currency or similar adjustments), may be based on or otherwise employ comparisons based on current internal targets, the past performance of the Company (including, but not limited to, the performance of one or more subsidiaries, divisions and/or operating units) and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital (including, but limited to, the cost of capital), stockholders’ equity and/or shares outstanding, or to assets or net assets. Performance objectives may differ for each Individual Award Opportunity. The Committee may specify the weighting to be given to each performance objective for purposes of determining the final amount payable with respect to any Individual Award Opportunity. The Committee may, in its discretion, adjust the performance objectives applicable to any given Individual Award Opportunity.

(b) Impact of GAAP. To the extent applicable, the measures used in setting performance goals set under the Plan for any given Performance Period may be on a GAAP or non-GAAP basis.

6. Individual Award Opportunities and Bonus Awards.

(a) Setting of Individual Award Opportunities. At the time that annual performance goals are set for Participants for a given Performance Period, the Committee shall also establish each Individual Award Opportunity for such Performance Period, which shall be based on the achievement of stated target performance goals, and may be stated in dollars or on a formula basis (including, but not limited to, a designated share of a bonus pool or a multiple of annual base salary), provided:

(i) that the designated shares of any bonus pool shall not exceed 100% of such pool; and

(ii) that the Committee, in all cases, shall have the sole and absolute discretion, based on such factors as it deems appropriate, to apply Negative Discretion to reduce (but not increase) the value of the bonus award that would otherwise actually be payable to any Participant on the basis of the achievement of the applicable performance goals.

(b) Maximum Individual Bonus Award. Notwithstanding any other provision of this Plan, the maximum value of the bonus award payable under the Plan to any one individual in respect of any one calendar year shall be $25 million.

(c) Bonus Award Payments. Subject to the following, bonus awards determined under the Plan in respect of any given Performance Period shall be paid to Participants, in whole or in part, either in cash, deferred cash or in any form of award granted pursuant to the Company’s Long Term Incentive Plan (the “Equity Plan”) including, but not limited to, restricted stock, restricted stock units, bonus stock, other stock-based awards, in each case valued by reference to the Fair Market Value of a share of Stock (as such terms are defined in the Equity Plan) on the date of grant, provided:

(i) that no such payment shall be made unless and until the Committee has determined the extent to which the applicable performance goals for such Performance Period have been satisfied, and has made its decisions regarding the extent of any Negative Discretion adjustment of bonus awards (to the extent permitted under the Plan);

(ii) that the Committee may specify that a portion of the actual bonus award for any given Performance Period shall be paid on a deferred basis, based on such award payment rules as the Committee may establish and announce for such Performance Period, after having considered the applicable requirements of Section 409A of the Code;

(iii) that the Committee may require as a condition of bonus eligibility that Participants for such Performance Period must still be employed as of end of such Performance Period and/or as of such later date as determined by the Committee; and

(iv) that the Committee may adopt such forfeiture, pro-ration or other rules as it deems appropriate, in its sole and absolute discretion, regarding the impact on bonus award rights in the event of a Participant’s termination of employment.

7. General Provisions.

(a) Plan Amendment or Termination. The Board may at any time amend or terminate the Plan, provided that (i) without the Participant’s written consent, no such amendment or termination shall adversely affect the bonus award rights (if any) of any already designated Participant for a given Performance Period once the Participant designations and performance goals for such Performance Period have been announced, and (ii) the Board shall be authorized to make any amendments necessary to comply with applicable regulatory requirements.

(b) Applicable Law. All issues arising under the Plan shall be governed by, and construed in accordance with, the laws of the State of New York, applied without regard to conflict of law principles.

(c) Tax Withholding. The Company and its subsidiaries shall have right to make such provisions and take such action as it may deem necessary or appropriate for the withholding of any and all Federal, state and local taxes that the Company or any of its subsidiaries may be required to withhold.

(d) No Employment Right Conferred. Participation in the Plan shall not confer on any Participant the right to remain employed by the Company or any of its subsidiaries, and the Company and its subsidiaries specifically reserve the right to terminate any Participant’s employment at any time with or without cause or notice.

(e) Impact of Plan Awards on Other Plans. The adoption of the Plan shall not be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

(f) Successors. All obligations of the Company under the Plan with respect to Individual Award Opportunities established hereunder and bonus awards determined hereunder shall be binding upon any successor to the Company, whether such successor is the result of an acquisition of stock or assets of the Company, a merger, a consolidation or otherwise.

(g) Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment of any bonus award, nothing contained herein shall give any rights that are greater than those of a general creditor of the Company or an affiliate thereof.

8. Plan Term.

The Plan shall remain effective until terminated by the Board.